Exhibit 99.1

ITG RELEASES NOVEMBER 2015 U.S.
TRADING VOLUMES

NEW YORK, December 8, 2015 — ITG (NYSE: ITG), a leading independent execution broker and financial technology provider, today announced that November 2015 U.S. trading volume was 2.5 billion shares and average daily volume (ADV) was 123 million shares. This compares to 2.7 billion shares and ADV of 122 million shares in October 2015 and 3.4 billion shares and ADV of 180 million shares in November 2014. There were 20 trading days in November 2015, 22 trading days in October 2015 and 19 trading days in November 2014.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

November 2015	20	2,460,035,408	123,001,770	49,381,976	249	7,661,910	13,647	30,043

Year-to-Date:	230	38,032,421,987	165,358,356	77,450,481	260	12,527,500	15,513	33,447

*Excluding shares crossed through POSIT Alert from ITG algorithms

International Trading Activity

The average daily trading commissions in November 2015 in ITG’s Canadian, European and Asia Pacific businesses were down a combined 3% compared to the third quarter of 2015.

“We continue to make meaningful progress in the customer win-back column,” said ITG interim CEO Jarrett Lilien, “although work remains to bring our trading back to the levels of the first half of 2015.”

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution broker and financial technology provider that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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